RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-227001

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated July 16, 2019
Pricing Supplement Dated July __, 2019 to the
Product Prospectus Supplement ERN-EI-1, Prospectus Supplement and Prospectus, Each Dated September 7, 2018
$ __________ Absolute Return Barrier Notes Linked to the MSCI EAFE® Index, Due July 30, 2021 Royal Bank of Canada

The CUSIP number for the Notes is 78013XX45. The Notes do not pay interest, and investors may lose all or a portion of the principal amount of the Notes.
The Notes provide a one-for-one positive return if the level of the MSCI EAFE® Index (the “Reference Asset”) increases from the Initial Level to the Final Level.
If the level of the Reference Asset decreases from the Initial Level to the Final Level:
•
if the Reference Asset does not have a closing level that is less than [72.50%-73.50%] of the Initial Level (the “Barrier Level,” which will be determined on the Trade Date) from and excluding the Trade Date to and including the Valuation Date, the Notes will provide a positive return equal to the percentage by which the level of the Index has decreased as of the Valuation Date; or

•
if the Reference Asset does have a closing level that is less than the Barrier Level during that period, the Notes will provide a negative return that is equal to the percentage decrease in the level of the Reference Asset.

Any payments on the Notes are subject to our credit risk.
Issue Date: July 31, 2019
Maturity Date: July 30, 2021
The Notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this terms supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated September 7, 2018, and “Risk Factors” beginning on page S-1 of the prospectus supplement dated September 7, 2018.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions	0.00%	$
Proceeds to Royal Bank of Canada	100.00%	$
The initial estimated value of the Notes as of the Trade Date is expected to be between $968.00 and $988.00 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would not be expected to receive a commission in connection with the sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

RBC Capital Markets, LLC

Absolute Return Barrier Notes Linked to the MSCI EAFE® Index
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:	MSCI EAFE® Index (“EAFE”)
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Pricing Date (Trade Date):	July 26, 2018
Issue Date:	July 31, 2019
Valuation Date:	July 27, 2021
Maturity Date:	July 30, 2021, subject to extension for market and other disruptions, as described in the product prospectus supplement dated September 7, 2018.
Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to:
Principal Amount + (Principal Amount x Percentage Change)

If, on the Valuation Date, the Percentage Change is less than or equal to zero, and a Barrier Event has not occurred, the investor will receive an amount per $1,000 principal amount per Note equal to:
Principal Amount + [-1 x (Principal Amount x Percentage Change)]
In this case, the return on the Notes will be positive, even though the Percentage Change is negative.

If, on the Valuation Date, the Percentage Change is less than or equal to zero, and if a Barrier Event has occurred, the investor will receive an amount per $1,000 principal amount per Note equal to:
Principal Amount + (Principal Amount x Percentage Change)
In this case, the payment on the Notes will be less than the principal amount, and you may lose all or a substantial portion of the principal amount.

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:
Initial Level:	The closing level of the Reference Asset on the Trade Date.
Final Level:	The closing level of the Reference Asset on the Valuation Date.
Barrier Level:	[72.50%-73.50%] of the Initial Level, to be determined on the Trade Date
Barrier Event:	A Barrier Event will be deemed to occur if the closing level of the Reference Asset on any day during the Monitoring Period is less than the Barrier Level.

P-2	RBC Capital Markets, LLC

Absolute Return Barrier Notes Linked to the MSCI EAFE® Index
Monitoring Period:	Each trading day from the Trade Date to, and including, the Valuation Date.
Monitoring Method:	Close of trading day
Principal at Risk:	The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if a Barrier Event occurs, and the Final Level is less than the Initial Level.
Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated September 7, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated September 7, 2018).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated September 7, 2018, as modified by this terms supplement.

P-3	RBC Capital Markets, LLC

Absolute Return Barrier Notes Linked to the MSCI EAFE® Index
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated September 7, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 7, 2018 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated September 7, 2018, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement ERN-EI-1 dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118038044/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-4	RBC Capital Markets, LLC

Absolute Return Barrier Notes Linked to the MSCI EAFE® Index
HYPOTHETICAL RETURNS
The examples and table set out below are included for illustration purposes only. They assume that a holder purchased Notes with an aggregate principal amount of $1,000, a hypothetical Barrier Level of 73% (the midpoint of the Barrier Level range set forth above), and that no market disruption events will occur. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the level of the Reference Asset on the Valuation Date or on any trading day prior to the Maturity Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	15%
	Payment at Maturity:	$1,000 + ($1,000 x 15%) = $1,000 + $150.00 = $1,150.00
	On a $1,000 investment, a 15% Percentage Change results in a Payment at Maturity of $1,150.00, a 15.00% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is negative, and a Barrier Event has not occurred.
	Percentage Change:	-20%
	Payment at Maturity:	$1,000 + [(-1 x ($1,000 x -20%)] = $1,000 + $200.00 = $1,200.00
	On a $1,000 investment, if a Barrier Event has not occurred, a -20% Percentage Change results in a Payment at Maturity of $1,200.00, a 20.00% positive return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative, and a Barrier Event has occurred.
	Percentage Change:	-20%
	Payment at Maturity:	$1,000 + ($1,000 x -20%) = $1,000 - $200.00 = $800.00
	On a $1,000 investment, if a Barrier Event has occurred, a -20% Percentage Change results in a Payment at Maturity of $800.00, a -20.00% return on the Notes.

P-5	RBC Capital Markets, LLC

Absolute Return Barrier Notes Linked to the MSCI EAFE® Index
The table below illustrates the Payment at Maturity of the Notes, based on a hypothetical Initial Level of 100.  Hypothetical Final Levels are shown in the first column on the left.  The second column shows the Payment at Maturity (as a percentage of the principal amount) in a case where the closing level of the Reference Asset does not fall below the Barrier Level on any trading day during the Monitoring Period. The third column shows the Payment at Maturity (as a percentage of the principal amount) in a case where the level of the Reference Asset does fall below the Barrier Level during the Monitoring Period.

Hypothetical Final Level	If the closing level of the Reference Asset does not fall below the Barrier Level on any day during the Monitoring Period: Payment at Maturity as Percentage of Principal Amount	If the closing level of the Reference Asset falls below the Barrier Level on any day during the Monitoring Period: Payment at Maturity as Percentage of Principal Amount
150.00	150.00%	150.00%
125.00	125.00%	125.00%
110.00	110.00%	110.00%
105.00	105.00%	105.00%
100.00	100.00%	100.00%
95.00	105.00%	95.00%
85.00	115.00%	85.00%
78.00	122.00%	78.00%
75.00	125.00%	75.00%
73.00	123.00%	73.00%
70.00	N/A	70.00%
65.00	N/A	65.00%
50.00	N/A	50.00%
25.00	N/A	25.00%
0.00	N/A	0.00%

The Payments at Maturity shown above are entirely hypothetical; they are based on levels of the Reference Asset that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the securities represented by the Reference Asset.  Please read “Additional Risk Factors Specific to Your Notes” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.

P-6	RBC Capital Markets, LLC

Absolute Return Barrier Notes Linked to the MSCI EAFE® Index
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if a Barrier Event occurs.  If the closing level of the Reference Asset on any trading day during the Monitoring Period is less than the Barrier Level, and if the Percentage Change is negative, you will lose 1% of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the level of the Reference Asset increases after the Trade Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the securities included in the Reference Asset, and accordingly, any positive return on the Notes may be less than the potential positive return on those securities.

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public – The initial estimated value that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the level of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

P-7	RBC Capital Markets, LLC

Absolute Return Barrier Notes Linked to the MSCI EAFE® Index
•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set –The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•
Inconsistent Research – Royal Bank or its affiliates may issue research reports on securities that are, or may become, components of the Reference Asset. We may also publish research from time to time on financial markets and other matters that may influence the levels of the Reference Asset or the value of the Notes, or express opinions or provide recommendations that may be inconsistent with the purchasing or holding the Notes or with the investment view implicit in the Notes or the Reference Asset. You should make your own independent investigation of the merits of investing in the Notes and the Reference Asset.

•
An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets — The securities included in the Reference Asset have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular countries. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the relevant region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
•
The Notes Are Linked to the Reference Asset, and Are Therefore Subject to Foreign Currency Exchange Rate Risk — The payment amount on the Notes will be calculated based on theReference Asset, and the prices of the component stocks are converted into U.S. dollars for purposes of calculating the level of theReference Asset. As a result, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies represented by theReference Asset. An investor’s net exposure will depend on the extent to which the currencies represented by the Reference Asset strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented by the Reference Asset. If, taking into account such weight, the dollar strengthens against such currencies, the level of the Reference Asset will be adversely affected and the amount payable, if any, at maturity of the Notes may be reduced.

•
Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-8	RBC Capital Markets, LLC

Absolute Return Barrier Notes Linked to the MSCI EAFE® Index
INFORMATION REGARDING THE REFERENCE ASSET
All disclosures contained in this terms supplement regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, MSCI, Inc. (“MSCI”). MSCI, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of MSCI discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes— Unavailability of the Level of the Reference Asset.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.
The MXEA is intended to measure equity market performance in developed market countries, excluding the United States and Canada. The MXEA is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The MXEA is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEA currently consists of companies from the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and United Kingdom.
General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts and certain income trusts in Canada, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not eligible for inclusion in the equity universe. Preferred shares that exhibit characteristics of equity securities are eligible in the equity universe. MSCI will analyze preferred shares on a case-by-case basis. The key criterion for preferred shared eligibility is that the share should not have features that make it resemble, and behave like, a fixed income security.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e. “foreign listed companies”) will become eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index.

P-9	RBC Capital Markets, LLC

Absolute Return Barrier Notes Linked to the MSCI EAFE® Index
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
A security may be listed in the country where it is classified (i.e. local listing) and/or in a different country (i.e. “foreign listing”). Securities may be represented by either a local or foreign listing. A security may be represented by a foreign listing only if:
•	The security is classified in a country that meets the Foreign Listing Materiality Requirement, and
•
The security’s foreign listing is traded on an eligible stock exchange of: a DM country if the security is classified in a DM country, a DM or an EM country if the security is classified in an EM country, or a DM or an EM or a FM country if the security is classified in a FM country. Securities in that country may not be represented by a foreign listing in the global investable equity universe if a country does not meet the requirement.

The investability screens used to determine the investable equity universe in each market are as follows:
•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

•
Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);

P-10	RBC Capital Markets, LLC

Absolute Return Barrier Notes Linked to the MSCI EAFE® Index
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size−segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Calculation Methodology for the Index
The performance of the index is a free float weighted average of the U.S. dollar values of its component securities.
Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In case of market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London time.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).

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(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Reference Asset or any successor to the Reference Asset.
License Agreement
We have entered into a non-exclusive license agreement with MSCI providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by MSCI (including the Reference Asset) in connection with certain securities, including the Notes offered hereby.
The license agreement between us and MSCI requires that the following language be stated in this document:
THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX.  THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY ROYAL BANK OF CANADA AND ITS AFFILIATES.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE.  MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.  NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.
ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH

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RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
No purchaser, seller or holder of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trade mark or service mark rights to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

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Historical Information
The graph below sets forth the information relating to the historical performance of the Reference Asset for the period from January 1, 2009 through July 15, 2019. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
MSCI EAFE® Index (“EAFE”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 7, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes (for example, upon the Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department in December 2018 indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about July 31, 2019, which is the third (3nd) business day following the Trade Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus dated September 7, 2018. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
We expect to deliver the Notes on a date that is greater than two business days following the trade date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

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STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

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